Exhibit (E)(2)

THOMPSON IM FUNDS, INC.

FOURTH AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT, dated as of the last date written in the signature page, to the Distribution Agreement dated as August 19, 2015, as amended (the “Distribution Agreement”), is entered into by and between THOMPSON IM FUNDS, INC., a Wisconsin corporation (the “Corporation”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (“Distributor”). THOMPSON INVESTMENT MANAGEMENT, LLC, the investment advisor to the Corporation (the “Advisor”), is a party hereto with respect to Sections 3F. and 6 only.

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement; and

WHEREAS, the Corporation, the Advisor and the Distributor desire to amend the fees of the Distribution Agreement; and

WHEREAS, Section 11 (B) of the Distribution Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Distribution Agreement is replaced in its entirety by Amended Exhibit B as of September 1, 2019.

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

Signatures on the following page

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

THOMPSON IM FUNDS, INC.		QUASAR DISTRIBUTORS, LLC

By:	/s/ Jason L. Stephens	By:	/s/ Teresa Cowan
Name:	Jason L. Stephens	Name:	Teresa Cowan
Title:	CEO	Title:	President
Date:	08/27/19	Date:	08/27/19

THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ Jason L. Stephens
Name:	Jason L. Stephens
Title:	CEO
Date:	08/27/19

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Amended Exhibit B to the Distribution Agreement – Thompson IM Funds, Inc.

Fees from 9/1/2019 through 9/1/2020

REGULATORY DISTRIBUTION SERVICES

Basic Distribution Services*

•	Minimum annual fee – $[ ], payable monthly in arrears
•	Market Value Fee at the annual rate listed below on average daily net assets, payable monthly in arrears

[ ] basis point on assets from $[ ] to $[ ]

[ ] basis point on the next $[ ]

[ ] basis points on balance

•	CCO support services- $[ ] per year

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review

•	$[ ] per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter.
•	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review

•	$[ ] for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter, [ ] hour initial turnaround.
•	$[ ] FINRA filing fee per communication piece for the first [ ] pages (minutes if audio or video); $[ ] per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Marketing Support Services

•	The design and/ or production of fund fact sheets, commentaries, brochures and other sales support materials – Project priced via proposal

Licensing of Investment Advisor’s Staff

•	$[ ] per year per registered representative
•	Quasar is limited to these licenses for sponsorship: Series, 6, 7, 24, 26, 63, 66
•	Plus all associated FINRA and State fees for registered representatives, including license and renewal fees.

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

•	Production, printing, distribution, and placement of advertising, sales literature, and materials
•	Engagement of designers, free-lance writers, and public relations firms
•	Postage, overnight delivery charges
•	FINRA registration fees and other costs to fulfill regulatory requirements
•	Travel, lodging, and meals

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

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